Exhibit (i)

Dechert LLP
1775 I Street, N.W.
Washington, D.C. 20006

February 1, 2010

Via EDGAR

Marsico Investment Fund
1200 17th Street, Suite 1600
Denver, Colorado 80202

Re:   The Marsico Investment Fund
         File Nos. 333-36975 and 811-08397

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 25 to the Registration Statement of The Marsico Investment Fund.

In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP